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                                                                     EXHIBIT 4


                   Coinvestment Plan for the Finance Group
                    (as amended effective January 1, 1997)

                                Plan Document


I. Purpose of the Plan

The purpose of the Coinvestment Plan for the Finance Group (the "Plan") is to aid Bankers Trust New York Corporation (the "Corporation") and its subsidiaries in securing and retaining officers and other key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Corporation and its subsidiaries. The Plan is also intended to foster teamwork between members of the Finance, M&A and Research areas of the Corporation (collectively, the "Finance Group") and the Corporation's Private Equity Investment Group ("PEIG") and in particular to encourage members of the Finance Group to refer deals to the PEIG for investment by providing the Finance Group an opportunity to share in the performance of the Corporation's private equity investments.

The Plan is a nonqualified deferred compensation arrangement under which participants may elect to defer a portion of their annual cash bonus which is "matched" as provided in Section VI, and then credited with earnings and losses in a manner that tracks the actual returns of the Performance Deals (as defined below) during the year to which the bonus relates (the "Performance Year").


II. Performance Deals

Performance Deals are (i) investment deals that are approved by the PEIG ("PEIG Investments"), (ii) investment deals that are recommended to the PEIG by the Finance Group, rejected by the PEIG and, after approval by the Coinvestment Plan Board, invested in by the Corporation ("Exceptions Deals"), and (iii) LBO Fund Investments that are made by the Finance Group and designated by the Coinvestment Plan Board for investment under the Plan ("LBO Fund Investments").


III. Administration of the Plan

The Plan shall be administered by the Human Resources Committee (the "Committee") of the Corporation's Board of Directors (the "Board"). The Committee may delegate any or all of its functions to designees appointed by it. The Committee's powers include the power to construe and interpret the Plan, to adopt rules for the Plan, and to make any determinations necessary or advisable for the administration of the Plan.

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The   Coinvestment   Plan  Board  shall  be  responsible  for  the  day  to  day administration of the Plan. Members of the Coinvestment Plan Board shall be nominated by the Senior Managing Director of Global Investment Banking, subject to the approval of the Corporation's Chief Executive Officer ("CEO").

The responsibilities of the Coinvestment Plan Board shall include the following:

       (i) to review investment deals which are recommended to the PEIG by the Finance Group and rejected by the PEIG and to determine the extent to which the Corporation will invest in such deals (deals so invested in being referred to as "Exceptions Deals");

       (ii) to determine the extent to which amounts deferred under the Plan will be deemed to be invested in each Exceptions Deal;

       (iii)  to determine  whether,  and the extent to which,  amounts deferred
              under  the  Plan  will  be  deemed   invested  in  each  LBO  Fund
              Investment;

       (iv) to determine how warrants received in connection with other finance transactions with respect to Performance Deals shall be characterized;

       (v) to determine whether additional capital invested by the Corporation in a Performance Deal shall be treated as an "Add-on Investment" or "Restructuring Investment" (as those terms are defined in Section X); and

       (vi) to make such other determinations with respect to investments by the Corporation and deemed investments under the Plan as may be necessary or desirable for the administration of the Plan.

All determinations by the Committee or the Coinvestment Plan Board relating to the Plan shall be final and binding.

Accounting records for the Plan and for all Performance Deals shall be administered by the controllers of the PEIG (or their designate(s)) with oversight by Corporate Human Resources and the Corporate Controller's Office.


IV. Eligible Employees

Managing Directors and Vice Presidents of the Finance Group who are selected each year by the CEO or his designate(s) are eligible to participate in the Plan. To the extent that the Plan is extended to employees outside the U.S. who are subject to local law and/or tax regulations which differ from those under U.S. law, the Plan may be modified as provided in Section XX.

The Corporation reserves the right to limit participation of employees deemed to be Executive Officers of the Corporation.

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Participation in the Plan by eligible employees is completely voluntary.


V. Deferral Elections

At the beginning of each Performance Year, eligible employees may elect to defer, on a pre-tax basis, all or a portion of their annual cash bonus for the Performance Year which is otherwise payable at the end of that calendar year or the beginning of the following calendar year. The amount of bonus available for deferral is subject to the limitations set forth in the Plan and any other limitations on the form or timing of bonus payments which may be imposed by the Corporation with respect to bonus plans generally. No election to defer shall be effective unless it has been accepted in writing by representatives of both the Finance Group and Corporate Human Resources.

Managing Directors may elect to defer either $50,000 or $100,000. Vice Presidents may elect to defer either $25,000 or $50,000. In the event that a participant's cash bonus as determined for a particular Performance Year is less than the amount he/she elected to defer for that Performance Year, his/her deferral will be reduced to the amount of his/her actual cash bonus.

The deferrals of all participants for a given Performance Year, plus related "matched" amounts (as determined pursuant to Section VI), shall not exceed the applicable percentage of the aggregate amount of the Performance Deals in such Performance Year set forth in Section VII, and are subject to reduction on a pro rata basis to the extent necessary to avoid exceeding such maximum amounts.


VI. "Leveraging" by the Corporation

The amount of a participant's deferral will be deemed to be "matched" by the Corporation on a three-to-one basis to replicate the effects of leveraging. As a result, the amount of bonus a participant defers will track the investment performance of the Performance Deals as if the deferred amount were four times the actual amount of the deferred bonus.

"Matched" funds, together with interest (calculated as described below), are required to be "closed out" (i.e. deemed to be "repaid" to the Corporation from the deemed earnings of the Performance Deals) before participants are entitled to receive any distributions with respect to the particular Performance Deal.

Interest shall be attributed to "matched" funds as of the day the Corporation's investment in a particular Performance Deal is made. Interest shall be computed on a 365 day year on the basis of the number of days elapsed at the Prime Lending Rate (as defined below) as from time to time in effect plus one percent per annum. "Prime Lending Rate" shall mean the rate announced by Bankers Trust Company from time to time at its principal office as its prime lending rate for domestic commercial loans. Interest shall be compounded quarterly until the "matched" amounts (plus interest thereon) have been repaid in full.

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VII. Determination of Plan Deemed Investments

Amounts deferred by participants and related "matched" amounts (collectively, the "deemed investment") shall not be actually invested in Performance Deals, but shall be treated as if so invested for purposes of determining amounts payable to participants under the Plan.

The aggregate amounts deferred by all participants for a Performance Year, plus related "matched" amounts, shall not exceed a percentage of the aggregate size of the Performance Deals, as set forth below. In the case of Exceptions Deals and LBO Fund Investments that percentage shall be 20%. However, the Coinvestment Plan Board may, in its discretion, determine to apply the 20% participation factor to a portion of an Exceptions Deal or LBO Fund Investment (the "Plan
Eligible Portion") which is less than the total amount invested in that Exceptions Deal or LBO Fund Investment by the Corporation. In the case of PEIG Investments, the percentage shall be determined by the total dollar amount of PEIG Investments sourced by the Finance Group during the Performance Year as follows:

--------------------------------------------------------------------------------
                                                   Portion of Total
      Total of PEIG Investments               PEIG Investments During the
      Sourced by Finance Group             Performance Year which Deferrals
     During the Performance Year           and Matched Amounts Cannot Exceed
     ---------------------------           ---------------------------------
          Below $25 million                                 10%
          $25 - $50 million                                 15%
          over $50 million                                  20%

--------------------------------------------------------------------------------

In no event may the aggregate of participants' deferred amounts and "matched" amounts for a Performance Year exceed 20% of the Performance Deals for that year.

If the aggregate amount of participant deferrals and related "matched" amounts for any Performance Year (after adjusting participant deferral elections to reduce elections in excess of actual bonus amounts) exceed the maximum permitted Plan "deemed investment" as determined above, participant deferral elections (as so adjusted) shall be further reduced on a pro rata basis until such deferral elections (as so adjusted) equal the maximum permitted Plan "deemed investment" for the Performance Year.

If the aggregate amounts deferred by all participants for a Performance Year, plus related "matched" amounts, are less than the maximum amount of "deemed investment" permitted under the Plan (as set forth above), deferrals and "matched" amounts shall first be deemed to be invested in the Exceptions Deals and LBO Fund Investments (to the extent of 20% of the Plan Eligible Portion of such Deals). Any remaining deferrals and "matched" amounts shall be deemed invested in PEIG Investments on a pro rata basis.

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VIII. Plan Distributions

When the Corporation receives current cash income (such as dividends and/or interest) or cash liquidation proceeds from the Performance Deals, a proportionate amount of each payment (determined by comparing the amount deemed invested in the particular Performance Deal under the Plan to the total amount actually invested in that Performance Deal by the Corporation) shall be treated as earned on the deemed investments under the Plan, subject to adjustment for carried interest awards as provided in Section IX. For example, if the Plan's deemed investment in a Performance Deal is 20% of the Corporation's investment in that Deal, the Plan would be treated as earning 20% of each cash payment received by the Corporation (after payment of Deal Team carried interest awards). No distributions shall be made on the basis of non-cash liquidations or receipts.

Deemed earnings shall first be applied to close out the "matched" funds and the accrued interest thereon. Any additional deemed earnings shall be distributable to participants on a pro-rata basis (subject to the vesting requirements set forth in Section XII and the right of offset set forth below) within 60 days after the Corporation's receipt of cash from income or a liquidation.

Cash returns on warrants acquired by the Corporation as a part of its initial investment in a Performance Deal shall be treated in the same way as cash income from a Performance Deal; however, returns on warrants acquired or received by the Corporation in connection with other finance transactions with respect to Performance Deals are expressly excluded from the Plan. Determinations regarding the classification of warrants shall be made by the Coinvestment Plan Board, whose determination shall be final and binding.

All distributions pursuant to the Plan shall be treated by the Corporation as compensation and shall be subject to applicable tax withholding at the time of payout. Unless otherwise determined by the Corporation's CEO, distributions from the Plan shall be made entirely in cash.


IX. Carried Interest Awards

Certain employees who put together a Performance Deal may be designated as "Deal Team" members and may be granted separate overriding "carried interest awards," less the cost of funds, with respect to the Performance Deals they put together. The "carried interest awards" with respect to a particular Performance Deal for all Deal Team members combined shall be limited to a total maximum of 5% of the first $5 million of the value of such Deal and to 2 1/2% for any amount in excess of such $5 million. With respect to each payment received by the Corporation representing cash income or liquidation proceeds from a Performance Deal for which carried interest awards have been granted, the relevant Deal Team members shall receive their carried interest award percentage first, and the remainder of the payment shall be divided between the Corporation and the Plan as provided under Section VIII.


X. Effect of Subsequent Capital Investments in the Performance Deals

From time to time, the Corporation may invest additional capital in one or more Performance Deals. If the additional capital is provided to effect a strengthening of the capital base due to under-performance, inability to service

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debt,  or other similar  conditions,  the capital thus infused shall be deemed a
"restructuring" investment ("Restructuring Investment"). If the additional capital is provided for purposes of expanding the business or acquiring assets or another company or other similar purpose, such capital shall be deemed an "add-on" investment ("Add-on Investment"). Determinations as to whether an additional investment is a Restructuring Investment or an Add-on Investment shall be made by the Coinvestment Plan Board, whose determination shall be final and binding.

Capital provided as a Restructuring Investment shall be considered part of the investment attributable to the Performance Year in which the original investment was made. As a result, the dollar amount of the Plan's "deemed investment" with respect to that Performance Year (which will not change by virtue of the Restructuring Investment) will represent a smaller percentage of the Corporation's actual investments in Performance Deals for that Performance Year than was the case before the Restructuring Investment. For each payment of cash proceeds received with respect to the Performance Deals for such Performance Year by the Corporation after making the Restructuring Investment, such smaller percentage shall be used to determine the proportionate amount of such cash proceeds to be treated as earned on the Plan's deemed investments for such Performance Year.

Capital provided as an Add-on Investment shall be considered as a Performance Deal for the Performance Year in which the Add-on Investment is made.


XI. Company Recovery of Matched Amounts

Notwithstanding the provisions of Section VIII, even if a particular Performance Deal has generated sufficient cash income or liquidation proceeds to close out the "matched" funds related to such Performance Deal, the Corporation reserves the right to hold back any or all distributions to participants related to such Performance Deal until all "matched" funds of all Performance Deals in that Performance Year have been closed out. If the net proceeds of all Performance Deals in a given Performance Year are insufficient to recover the matched funds and related interest for all Performance Deals in the Performance Year, the difference between the proceeds and the "matched" funds (plus interest) may be offset by the Corporation against other amounts payable to the participant under the Plan (with respect to other Performance Years), or as current bonus. The Corporation reserves the right to require participants to repay to the Corporation the difference between such proceeds and 50% of the "matched" funds (plus interest on such portion of the "matched" funds) (such difference being referred to as the "Recourse Portion" of the "matched" amount) to the extent such amounts have not been otherwise recovered by the Corporation.


XII. Vesting Provisions

Participants vest in any deemed earnings related to their bonus deferral for a Performance Year on the earlier of (1) the cash liquidation of all the Performance Deals in that Performance Year or (2) the first anniversary of the end of that Performance Year, in each case provided that the participant has been continuously employed by the Corporation or its subsidiaries through such

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                                      -20-





vesting date. Participants vest in any deemed earnings related to their "matched" funds for a Performance Year at the earlier of (1) the fourth anniversary after the end of that Performance Year or (2) the cash liquidation of all the Performance Deals in that Performance Year, in each case provided that the participant has been continuously employed by the Corporation or its subsidiaries through such vesting date. Participants whose employment terminates due to retirement, death, total disability or termination by the Corporation without cause vest (to the extent not previously vested) in the deemed earnings on both their bonus deferral and "matched" funds at the time of such termination of employment.

Participants who remain employed by the Corporation until the applicable vesting date for a Performance Year or whose employment terminates for a reason which entitles the participant to vest shall have any deemed earnings attributable to the Performance Deals for a particular Performance Year first applied to close out the Recourse Portion of the "matched" amount. In the event of the participant's termination of employment for cause or resignation prior to vesting, any such deemed earnings shall first be applied or recharacterized to close out the portion of the "matched" funds other than the Recourse Portion thereof, so that the participant will remain at risk for the Recourse Portion of the "matched" funds until additional Performance Deals' cash proceeds, if any, are sufficient to repay such portion.

Distributions to participants whose employment is terminated for cause or who resign prior to vesting shall be limited to the lesser of (i) such participants' deferred bonus plus interest or (ii) the actual distributions received by them prior to such termination of employment under the terms of the Plan. For this purpose, interest is calculated as provided in Section VI, beginning with the date the actual bonus would have been paid to the participant but for the deferral election. Repayment of interest on the deferred bonus shall be paid to such participants only as cash proceeds from income or liquidations of Performance Deals yield sufficient returns to do so.


XIII. Withdrawal from the Plan

Once a deferral election has been made, a participant has no ability to withdraw his/her deferred bonus or any amounts related thereto, but can only receive distributions as provided hereunder.


XIV. Restrictions

Participants' interests in the Plan are not transferable. No right, title or interest of any kind in the Plan may be transferred or assigned by a participant or his/her beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any participant or his/her beneficiary.


XV. Expenses of the Plan

Before any amounts attributable to cash income and liquidation proceeds are distributed to participants, such amounts are first applied to overhead expenses

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                                      -21-





allocated to the Plan on a pro-rata basis and to an annual management fee that may be charged to the Plan by the Corporation in its discretion.


XVI. Transfers In and Out of the Plan

If an employee transfers into one of the groups eligible for this Plan and meets the eligibility requirements, he/she may elect to contribute to the Plan at the beginning of the first Performance Year commencing after such employee becomes eligible; provided such employee is, at such time, still eligible to participate.

If a participant transfers into one of the groups not eligible for this Plan, all investments by such participant prior to such transfer shall continue to vest as scheduled, but no further investment by such participant shall be allowed without the approval of the CEO.


XVII. Reports to Participants

Statements detailing participants' interests in the Plan as well as the investment status of the Performance Deals shall be sent to each participant at least once each calendar quarter.


XVIII. Legal Structure

The Plan is a nonqualified deferred compensation arrangement and all deferred sums therein shall remain subject to the claims of general creditors of the Corporation. The provisions of this Plan shall be governed under the laws of the State of New York.


XIX. Tax Withholding

Payments to participants under the Plan shall be net of any required tax withholding. For FICA tax purposes, bonus deferrals shall be treated as wages in the year of deferral, subject to the requirements of applicable law. The Corporation reserves the right to withhold the participant's liability for FICA tax attributable to participation in the Plan from salary or other amounts otherwise payable to the participant.


XX. Plan Amendments

The CEO may amend, suspend or terminate the Plan, subject to the limitations set forth in this Section XX. Any material amendment shall be subject to approval by the Committee, except for the following types of amendments, which may be adopted solely by the action of the CEO or his designate(s): (i) any amendment to extend the Plan to cover additional categories of employees, and (ii) any amendment or modification which is necessary or desirable to comply with foreign or state laws or to provide comparable benefits to non-U.S. participants in light of applicable tax laws and regulations. With respect to deferral elections

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previously  made, no amendment,  termination or suspension may impair the rights of participants without their written consent. Any action taken pursuant to this
Section XX shall be set forth in writing.


XXI. Effective Date

The Plan was adopted effective January 1, 1996. This amendment and restatement shall be effective as of January 1, 1997.